Exhibit 10.11

Executive Incentive Plan

Purpose

The purpose of the Intevac Executive Incentive Plan (“EIP”) is to motivate participants to maximize stockholder value by aligning their short-term compensation with achievement of Company financial performance goals and strategic business objectives that are based on the Company Annual Operating Plan (“AOP”). The EIP measures annual performance against both Corporate financial objectives and individual objectives, and is subject to Compensation Committee approval.

Measurement Period

The performance measurement period is January 1st through December 31st of the fiscal year.

Eligibility & Target Incentive Opportunity

All employees designated by the Compensation Committee of the Board of Directors (“BOD”) and the CEO will be eligible to participate in the EIP. Annually, the Compensation Committee reviews and approves the CEO, CFO and other employee participants in the EIP and their corresponding target incentive opportunities. BOD approval is required for the CEO.

Each EIP participant is assigned a target incentive opportunity, expressed as a percentage of their base salary at the beginning of the calendar year (or when they are approved for participation in the EIP). Target incentive percentages may be adjusted during the year in the event of a promotion or significant change in responsibility (resulting in a pro-rata calculation of any potential award at the end of the year).

The Employee Groups identified in the table on the following page are designated participants under the EIP:

Eligibility & Target Incentive Opportunity (Cont’d)

Employee Group	Number of Employees	Individual Performance Based Bonus Target (% of Base Salary)	Financial Performance Based Bonus Target (% of Base Salary)
CEO	1	50%	50%
CFO	1	32.5%	32.5%
EVP	3	25-30%	25-30%
VP	6	25%	25%
Key Employee	30-40	10-22.5%	10-22.5%

Performance Measures

There will be two EIP performance measures:

•	Objectives for Each Individual

•	Corporate Operating income

The EIP will have two parts: the “Individual Performance Bonus” which will be completely based on each individual’s performance against goals and objectives set at the beginning of the year by the company; and the “Financial Performance Based Bonus” which will be completely based on company profitability. The employee’s “target bonus” will be half based on individual performance and half based on financial performance.

Mechanics for “Individual Performance Bonus”

•	Supervisor sets meaningful goals at the beginning of the year. In some cases the parameters will be financial or defined with numbers; in other cases, goals will be non-numerical and somewhat subjective.

•	At year end the supervisor of each participant measures performance. In consultation with senior management “a performance Score” from 0% to 100% is decided.

•	The employee is paid (in cash or RSU’s at the discretion of the Compensation Committee) an amount = “Score” X Individual’s Performance Based Bonus Target. The Individual Performance Bonus is “capped” at 1 times target.

Mechanics for “Financial Performance Bonus”

•	Each year the CEO will propose performance measures and payout levels based upon the AOP. Compensation Committee approval is required for each performance measuring period.

•	Funding of the EIP Financial Performance Based Bonus pool will be based on performance against pre-established profit and / or revenue based goals approved by the Compensation Committee at the beginning of the year.

•	If the Corporate operating profit falls below levels established by the Compensation Committee there will be no Financial Performance Based Bonus pool funding. In no circumstance, if the company operating profit is less than zero will Financial Performance Bonuses be paid.

•	The Financial Performance Based Bonus pool will be distributed “pro-rata” to the participants “pro-rata” based on their Financial Performance Based target bonuses (in cash or RSU’s at the discretion of the Compensation Committee).

•	The Financial Performance Based Bonus pool will be “capped” at 2 times target.

Example for Individual Performance Based Bonus:

Employee Salary $100k

Individual Performance Based Target Bonus = 10% = $10K

Individual Meets Objectives 100%

Individual Performance Based Bonus = 100% x $10k = $10K

Example for Financial Based Bonus:

Employee Salary $100k

Financial Based Target Bonus = 10% = $10K

Corporate Profit = 1.5 x AOP

Corporate Financial Based Bonus Pool = 1.5 X Target

Financial Performance Based Bonus = 1.5 X Target = 1.5X $10k = $15K

Total bonus paid to Employee = $25k.

Employment Status Requirement for Eligibility

Participants must be employed on or before October 1 during the Measurement Period to be eligible to participate in the EIP. Once this requirement has been met, a pro-rated award (assuming award funding) will be calculated for the year in which the service requirement is met.

Timing and Form of Payment of Awards

Employee must be on active status on the award payment date to receive an award. Awards will be determined within 75 days following the fiscal year end. Awards will be settled in cash or equity, subject to Board discretion.

Fraudulent Misrepresentation

If it is determined after the payment of an award that individual and corporate performance upon which the award was based was fraudulently represented; the Company reserves the right to require the return of that award.

Board of Directors Discretion

Intevac’s Board of Directors has full discretion to modify the EIP and determine awards (both positive and negative) as well as the authority to terminate the EIP at any time.